Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-171739, 333-198706, 333-250207 and 333-258081) and Form F-3 (No. 333-236162) of Novartis AG of our report dated February 1, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG
Basel, Switzerland
February 1, 2022